Exhibit 10.3

FORM OF
Performance STOCK UNIT GRANT NOTICE
UNDER THE
SeaWorld Entertainment, Inc.
2017 OMNIBUS INCENTIVE PLAN

(Performance-Based Restricted Stock Units)

SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), pursuant to its 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below, the maximum number of Restricted Stock Units set forth below.  The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]
Date of Grant:	[Date of Grant], 202_
Performance Period:

The period commencing on January 1, 20__ and ending on (x) December 31, 20__ (the “Performance Period”) [and the period of time commencing on January 1, 20__ and ending on December 31, 20__ (the “Extended Performance Period”).]

Number of

Restricted Stock Units:	[Insert No. of Restricted Stock Units Granted]

Vesting Schedule:	The Restricted Stock Units shall vest at such times and in such amounts as set forth in Exhibit A to the Restricted Stock Unit Agreement.

***

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

SeaWorld Entertainment, Inc.Participant1

________________________________________________________________
By:[●][Insert Participant Name]
Title: [●]

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
SeaWorld Entertainment, Inc.
2017 Omnibus INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan, as it may be amended and restated from time to time, (the “Plan”) SeaWorld Entertainment, Inc., a Delaware corporation, (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock).  The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting.  Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in Exhibit A attached hereto.

3. Settlement of Restricted Stock Units.  The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof and, in accordance therewith, any vested Restricted Stock Units shall be settled in shares of Common Stock as soon as reasonably practicable (and, in any event, within two and one-half months) following the expiration of the applicable Vesting Restricted Period.  With respect to any Restricted Stock Unit, the period of time on and prior to the applicable Vesting Date (as defined in Exhibit A attached hereto) in which such Restricted Stock Unit is subject to vesting shall be its Vesting Restricted Period.  Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading.

4. Treatment of Restricted Stock Units Upon Termination.  The provisions of Section 9(b) of the Plan are incorporated herein by reference and made a part hereof. In the event the Participant undergoes a Termination, the treatment of the unvested Restricted Stock Units shall be as set forth in Exhibit A attached hereto.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability.  The Restricted Stock Units are not transferable by the Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except to Permitted Transferees in accordance with Section 15(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

7. Rights as Stockholder; Dividend Equivalents.  The Participant shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit (including no rights with respect to voting or to receive dividends or dividend equivalents) unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.  The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of Common Stock.  Such dividend equivalents will be provided in shares of Common Stock having a Fair Market Value on the date that the Restricted Stock Units are settled equal to the amount of such applicable dividends, and shall be payable at the same time as the Restricted Stock Units are settled in accordance with Section 3 above.  In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

8. Tax Withholding.  The provisions of Section 15(d) of the Plan are incorporated herein by reference and made a part hereof.

9. Notice.  Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10. No Right to Continued Service.  This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient or any other member of the Company Group.

11. Binding Effect.  This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12. Waiver and Amendments.  Except as otherwise set forth in Section 14 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Clawback/Repayment.  This Restricted Stock Unit Agreement shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.  In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company.

14. Restrictive Covenants; Detrimental Activity.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in Participant’s capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Restricted Stock Unit Agreement (the “Restrictive Covenants”).  Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix A (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix A of this Restricted Stock Unit Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Restricted Stock Unit Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Notwithstanding the foregoing and Appendix A, the provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) of Appendix A shall not apply to the Participant if Participant’s principal place of employment is located in the State of California.  The Restricted Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions.  For the avoidance of doubt, the Restrictive Covenants contained in this Restricted Stock Unit Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b) Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee (including, without limitation, a breach of any of the covenants contained in Appendix A to this Agreement), then the Committee may, in its sole discretion, take actions permitted under the Plan, including, but not limited to: (i) cancelling any and all Restricted Stock Units, or (ii) requiring that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units, and repay such gain to the Company.

15. Right to Offset.  The provisions of Section 15(x) of the Plan are incorporated herein by reference and made a part hereof.

16. Governing Law.  This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant

hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware. THE PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17. Plan.  The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.

18. Section 409A.  It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Exhibit A

1. Vesting of Restricted Stock Units.

(a) Definitions.

(i)The “Adjusted EBITDA” shall mean the Adjusted EBITDA which is publicly disclosed in (or otherwise calculated in a manner consistent with) the Company’s earnings release for the applicable fiscal year or as otherwise determined by the Compensation Committee of the Board.

(ii)The “Adjusted EBITDA Target” shall mean the Revised Adjusted EBITDA Target for the Performance Period, determined by the Committee on February 25, 2020.

(iii)The “Adjusted EBITDA Threshold” shall mean the Revised Adjusted EBITDA Threshold for the Performance Period, determined by the Committee on February 25, 2020.

(iv)The “Base Period NOPAT” means NOPAT for the year immediately preceding the beginning of the Performance Period.

(v)The “Cumulative Cash CAPEX” means the aggregate “Cash Capital” expenditures as reported on the Company’s Statement of Cash Flows during the Performance Period and Extended Performance Period, as applicable.

(vi)The “Cumulative NOPAT” means the aggregate NOPAT during the Performance Period and Extended Performance Period, as applicable.

(vii)The “Depreciation & Amortization” means as defined by U.S. GAAP and reported on the Company’s Income Statement (NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

(viii)The “NOPAT” means Adjusted EBITDA less Depreciation & Amortization (both NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

(ix)The “Number of Restricted Stock Units” provided on the Grant Notice will be eligible to be earned based on the following performance metrics: 75% Adjusted EBITDA Component (as set forth in Section 1(b)(A) below); and 25% ROIC Component  and shall herein be referred to as the “Restricted Stock Units”.

(x)The “ROIC Multiple” shall mean 100% if the ROIC Target is achieved and 75% if the ROIC Target is not achieved, in each case, for the period beginning on the first day of the Performance Period through the applicable Vesting Date.

(xi)The “ROIC Target” shall mean a projected ROIC target for the Performance Period and Extended Performance Period, as applicable, determined by the Committee in the first 90 days of the Performance Period. For purposes of this Exhibit A, the term “ROIC” means the Company’s return on invested capital over the Performance Period and Extended Performance Period, as applicable, calculated as follows:

Appendix A – 1

(Cumulative NOPAT – (Base Period NOPAT * 3))

Cumulative Cash CAPEX

(xii)The “Vesting Date” shall mean each of the dates the Company publicly discloses the Adjusted EBITDA in the Company’s earnings release for each of the 2020, 2021, 2022 and 2023 fiscal years, which date shall not be later than March 15 in the year following the end of the applicable fiscal year.

(b) Vesting and EBITDA Targets.  Subject to Section 2 of this Exhibit A and provided the Participant has not undergone a Termination on or prior to the applicable Vesting Date:

(A) (x) twenty-five percent (25%) of the Restricted Stock Units multiplied by the ROIC Multiple will vest upon the Company’s achievement in respect of any fiscal year of at least the Adjusted EBITDA Threshold but less than the Adjusted EBITDA Target on or prior to the end of the Performance Period and (y) an additional twenty-five percent (25%) of the Restricted Stock Units multiplied by the ROIC Multiple will vest upon the Company’s achievement of at least the Adjusted EBITDA Threshold (i) in the fiscal year immediately following the fiscal year in which clause (x) was achieved and (ii) on or prior to the end of the Extended Performance Period; and

(B) (x) fifty percent (50%) of the Restricted Stock Units multiplied by the ROIC Multiple will vest upon the Company’s achievement in respect of any fiscal year of at least the Adjusted EBITDA Target on or prior to the end of the Performance Period (less any amounts that vested pursuant to clause (A) above) and (y) one-hundred percent (100%) of the Restricted Stock Units multiplied by the ROIC Multiple will vest, to the extent not already vested, upon the Company’s achievement of at least the Adjusted EBITDA Target (i) in the fiscal year immediately following a fiscal year in which at least the Adjusted EBITDA Target was achieved and (ii) on or prior to the end of the Extended Performance Period.

Notwithstanding the foregoing:

(i) in no event will the aggregate vesting pursuant to clauses (A)(x), (A)(y) and (B)(x) above result in vesting of more than fifty percent (50%) of the Restricted Stock Units; and

(ii) to the extent the ROIC Multiple changes on a subsequent Vesting Date when Restricted Stock Units actually vest pursuant to this Section 1(b), if any (the “Final ROIC Multiple”), the number of Restricted Stock Units that vest on such subsequent Vesting Date shall be increased or decreased to adjust for the number of Restricted Stock Units that previously vested on prior Vesting Dates at the higher or lower ROIC Multiple, as applicable, such that the aggregate number of Restricted Stock Units vested shall correspond to the Final ROIC Multiple.

In connection with the foregoing, the Company’s Chief Financial Officer shall certify in writing to the Committee the Adjusted EBITDA and the ROIC following the end of each applicable fiscal year of the Performance Period and Extended Performance Period, as applicable.

(c) Any remaining unvested Restricted Stock Units that do not become vested in accordance with preceding Section 1(b) (if any) shall immediately be forfeited by the Participant for no consideration as of the Vesting Date(s) in fiscal year 2022 and/or 2023, as applicable.

Appendix A – 2

2. Treatment of Restricted Stock Units Upon a Change in Control.

(a) Notwithstanding Section 1 of this Exhibit A, in the event of a Change in Control that occurs during the Participant’s employment and prior to the end of the Performance Period or Extended Performance Period, as applicable, the Board shall vest a number of unvested Restricted Stock Units equal to the Specified Number (as defined below) on the date of the first anniversary of the Change in Control, solely based on Participant’s continued employment with the Company through such date (and without regard to the conditions set forth in Section 1 of this Exhibit A).  Any remaining unvested Restricted Stock Units that remain eligible to vest, after taking this Section 2(a) into account, that do not become vested pursuant to the preceding sentence (if any) shall remain outstanding and eligible to vest in accordance with the terms hereof, subject to adjustments permitted by the Plan; provided, that, to the extent this Award is not assumed or substituted on terms no less favorable than set forth herein the cash value (as of the date of the Change in Control) of any such unvested Restricted Stock Units that would have otherwise been eligible to vest but for the Change in Control shall vest on the first anniversary of the date of the Change in Control (the “Unvested Value”), solely based on Participant’s continued employment with the Company through such date.  For the avoidance of doubt, except as set forth in Section 2(b) hereof, no Restricted Stock Units shall be eligible to vest on or following a Change in Control until the first anniversary of such Change in Control.

(b) Notwithstanding anything to the contrary in Section 9 of the Plan, in the event of [(i)] Participant’s Termination by the Company other than for Cause (or due to death or Disability) [or (ii) Participant’s Termination by the Participant for Good Reason, in each case,] in the twelve (12) months immediately following a Change in Control, to the extent outstanding and unvested at such time, the Specified Number set forth in Section 2(c) hereof and/or the Unvested Value, if applicable, shall vest as of such Termination. Any remaining unvested Restricted Stock Units (including any assumed or substituted awards) or the Unvested Value that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited by the Participant for no consideration as of the date of such Termination. [For purposes of this Exhibit A, “Good Reason” shall mean without Participant’s consent, (i) a material diminution in Participant’s title, duties, or responsibilities, (ii) a material reduction in Participant’s base salary (other than an across the board reduction, applicable to other senior executives of the Company), or (iii) the relocation of Participant’s principal place of employment by more than fifty (50) miles from the Participant’s current location; provided that the Participant must provide the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the Participant’s knowledge (whether actual or constructive, including, without limitation, knowledge that Executive would have reasonably obtained after making due and appropriate inquiry) of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Participant’s termination will be effective upon the expiration of such cure period.]

(c) For purposes of this Exhibit A, the term “Specified Number” shall mean a number of unvested Restricted Stock Units equal to (x) 0% to 100% of the unvested Restricted Stock Units, based on the Committee’s determination, and the Board’s approval, in good faith, that the Company is on track (as of a date prior to the Change in Control) to achieve (based on the Company’s trailing twelve months EBITDA and the price paid per share of Common Stock in connection with the Change in Control) either the Adjusted EBITDA Threshold or the Adjusted EBITDA Target (subject to the ROIC Multiple, as determined by the Committee in good faith) plus (y) the difference between (i) the amount of Restricted Stock Units that would have vested on the next Vesting Date based on actual performance in accordance with Section 1(b) hereof, if any, less (ii) the amount of Restricted Stock Units that the Board vests in accordance with clause (x) hereof, if any; provided that such amount shall not be less than zero.  Notwithstanding the foregoing, in the event of Participant’s Termination prior to next applicable Vesting

Appendix A – 3

Date following a Change in Control, the Specified Number shall not include the additional vesting of any Restricted Stock Units pursuant to clause (y) immediately above.

3. Treatment of Restricted Stock Units Upon Certain Termination.

(a) In the event of Participant’s Termination for any reason on or prior to the Vesting Date other than under circumstances described in Sections 2(b) or 3(b) of this Exhibit A, all unvested Restricted Stock Units shall be forfeited by the Participant for no consideration as of the date of such Termination.

(b) Notwithstanding anything to the contrary in Section 9 of the Plan, in the event of the Participant’s Termination due to death or Disability on or prior to the last day of the Performance Period or the Extended Performance Period, as applicable, to the extent outstanding and unvested at such time, a number of Restricted Stock Units equal to (i) the product of (x) the D&D Specified Number (as defined below) multiplied by (y) a fraction, the numerator of which is equal to the number of completed months that have elapsed in the Performance Period (and Extended Performance Period, as applicable) through and including the date of such Termination and the denominator of which is equal to 36 (or 48, to the extent any Restricted Stock Units are eligible to vest during such Extended Performance Period based on actual performance), (rounded up to the nearest whole number) less (ii) the number of Restricted Stock Units vested prior to the Participant’s Termination, shall vest as of the last possible Vesting Date, in accordance with Section 1 above. Any remaining unvested Restricted Stock Units that do not become vested pursuant to the preceding sentence (if any) shall immediately be forfeited by the Participant for no consideration as of the last possible Vesting Day, in accordance with Section 1 above. For purposes of this paragraph, the term “D&D Specified Number” shall mean the aggregate number of Restricted Stock Units that would have vested (or did vest prior to the Termination) in accordance with Section 1 of this Exhibit A if the Termination was on or following the end of the Performance Period or Extended Performance Period, as applicable. For the avoidance of doubt, any such award which vests under this Section 3(b) will be settled in accordance with Section 3 of the Restricted Stock Unit Agreement following the last possible Vesting Date.

Appendix A – 4

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of two years following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or Participant’s direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii)During the Employment Term and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (and, solely with respect to subclause (d) below, for the full Restricted Period), Participant will not directly or indirectly:

(A)engage in the Business in any geographical area that is within 300 miles of any geographical area where the Restricted Group engages in the Business, including the greater metropolitan areas of Orlando, Florida, Tampa, Florida, San Diego, California, Chula Vista, California, San Antonio, Texas, Williamsburg, Virginia and Philadelphia/Langhorne, Pennsylvania;

(B)enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

Appendix A – 5

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C)encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(ii)For purposes of this Appendix A:

(A)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(B)“Business” shall mean, collectively, the location-based entertainment business and the entertainment and theme park business.

(C)“Core Competitor” shall mean Walt Disney Parks and Resorts, Universal Parks and Resorts, Six Flags, Inc., Cedar Fair Entertainment Company and Merlin Entertainments Group Ltd., Herschend Family Entertainment, Parques Reunidos and each of their respective Affiliates.

(b)Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public or private statements or public or private comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including, without limitation, any statements or comments, whether in person, radio, television, film, social media or otherwise, that are (i) likely to be harmful to the business, business reputation or personal reputation of and (ii) for, on behalf of or in association with any trade, industry, activist or other advocacy group that has, at any time, made adverse or critical statements in relation to) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of Participant’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph). Notwithstanding anything in this section 1(b), the Participant shall be permitted to (x) provide a reasonable and truthful response to or statement to defend Participant against any public statement made by the Company that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement and (y) provide truthful testimony in any legal proceeding or process.

(c)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Appendix A – 6

(d)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f)The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, safety, zoological and/or animal training or care practices, protocols, policies or procedures — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Restricted Stock Unit Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Restricted Stock Unit Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Restricted Stock Unit Agreement (or, if the Company publicly discloses summaries or excerpts of this Restricted Stock Unit Agreement, to the extent so disclosed).

Appendix A – 7

(iv)Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v)Nothing in this Restricted Stock Unit Agreement shall prohibit or impede Participant from communicating, cooperating, or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Moreover, Participant is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.  Notwithstanding the foregoing, under no circumstance will Participant be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company.

(b)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any the Company

Appendix A – 8

resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v)The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

3.Permitted Disclosure.  Nothing in this Appendix A shall prohibit or impede a Participant from communicating, cooperating or filing a complaint with any United States federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any United States federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  Each Participant understands and acknowledges that (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  A Participant does not need to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is a Participant authorized to disclose any information covered by attorney-client privilege or attorney

Appendix A – 9

work product or trade secrets of any member of the Company Group without prior written consent of the Company’s Board of Directors or other officer designed by the Company’s Board of Directors.

Appendix A – 10